                                                                     Exhibit 2.1


                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                              SOFTWARE.COM, INC.

                        SOFTWARE.COM ACQUISITION, INC.

                                 TELARC, INC.

                                      AND

                                THOMAS GLEASON

                         Dated as of October 20, 1999

                               TABLE OF CONTENTS

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ARTICLE I THE MERGER.......................................................................    1

     1.1   The Merger......................................................................    1
     1.2   Effective Time..................................................................    2
     1.3   Effect of the Merger............................................................    2
     1.4   Certificate of Incorporation; Bylaws............................................    2
     1.5   Directors and Officers..........................................................    2
     1.6   Effect on Capital Stock.........................................................    3
     1.7   Additional Merger Cash..........................................................    3
     1.8   Surrender of Certificates.......................................................    4
     1.9   No Further Ownership Rights in Company Common Stock.............................    4
     1.10  Tax Treatment...................................................................    4
     1.11  Taking of Necessary Action; Further Action......................................    5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................    5

     2.1   Organization....................................................................    5
     2.2   Company Capital Structure.......................................................    5
     2.3   Subsidiaries....................................................................    6
     2.4   Authority.......................................................................    6
     2.5   No Conflict.....................................................................    6
     2.6   Consents........................................................................    6
     2.7   Company Financial Statements....................................................    7
     2.8   No Undisclosed Liabilities......................................................    7
     2.9   No Changes......................................................................    7
     2.10  Tax Matters.....................................................................    9
     2.11  Restrictions on Business Activities.............................................   11
     2.12  Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment..   11
     2.13  Intellectual Property...........................................................   11
     2.14  Agreements, Contracts and Commitments...........................................   15
     2.15  Interested Party Transactions...................................................   16
     2.16  Governmental Authorization......................................................   17
     2.17  Litigation......................................................................   17
     2.18  Accounts Receivable; Inventory..................................................   17
     2.19  Minute Books....................................................................   17
     2.20  Brokers' and Finders' Fees......................................................   17
     2.21  Employees; Employee Benefit Plans and Compensation..............................   18
     2.22  Insurance.......................................................................   18
     2.23  Environmental and Safety Laws...................................................   19
     2.24  Compliance with Laws............................................................   19

                               TABLE OF CONTENTS
                                  (continued)

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     2.25  Complete Copies of Materials....................................................   19
     2.26  Sole Shareholder................................................................   19
     2.27  Securities Exemption Representations............................................   20
     2.28  Representations Complete........................................................   21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................   21

     3.1   Organization, Standing and Power................................................   21
     3.2   Authority.......................................................................   21
     3.3   Capital Structure...............................................................   21
     3.4   SEC Documents; Parent Financial Statements......................................   22
     3.5   No Material Adverse Change......................................................   22
     3.6   No Conflict.....................................................................   22
     3.7   Consents........................................................................   23
     3.8   Litigation......................................................................   23

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.............................................   23

     4.1   Conduct of Business of the Company..............................................   23
     4.2   S Status........................................................................   25
     4.3   No Solicitation.................................................................   25

ARTICLE V ADDITIONAL AGREEMENTS............................................................   26

     5.1   Sale of Shares; Shareholder Matters.............................................   26
     5.2   Access to Information...........................................................   26
     5.3   Confidentiality.................................................................   27
     5.4   Expenses........................................................................   27
     5.5   Public Disclosure...............................................................   27
     5.6   Consents........................................................................   27
     5.7   FIRPTA Compliance...............................................................   27
     5.8   Reasonable Efforts..............................................................   27
     5.9   Notification of Certain Matters.................................................   28
     5.10  Additional Documents and Further Assurances.....................................   28
     5.11  Company's Accountants...........................................................   28
     5.12  Tax Matters.....................................................................   28
     5.13  Lock-Up Restriction.............................................................   29
     5.14  Rule 144; Form S-3 Registration Statement.......................................   29

ARTICLE VI CONDITIONS TO THE MERGER........................................................   29

     6.1   Conditions to Obligations of Each Party to Effect the Merger....................   29


                               TABLE OF CONTENTS
                                  (continued)

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     6.2   Additional Conditions to Obligations of the Company and the Sole Shareholder....   30
     6.3   Additional Conditions to the Obligations of Parent and Merger Sub...............   30

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW; INDEMNITY..................   31

     7.1   Survival of Representations and Warranties......................................   31
     7.2   Obligation of the Company and the Sole Shareholder to Indemnify,
           Reimburse, etc..................................................................   31
     7.3   Escrow Arrangements.............................................................   31

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.............................................   32

     8.1   Termination.....................................................................   32
     8.2   Effect of Termination...........................................................   33
     8.3   Amendment.......................................................................   33
     8.4   Extension; Waiver...............................................................   33

ARTICLE IX GENERAL PROVISIONS..............................................................   34

     9.1   Notices.........................................................................   34
     9.2   Interpretation..................................................................   35
     9.3   Counterparts....................................................................   35
     9.4   Entire Agreement; Assignment....................................................   35
     9.5   Severability....................................................................   35
     9.6   Other Remedies..................................................................   35
     9.7   Governing Law...................................................................   35
     9.8   Rules of Construction...........................................................   36
     9.9   Specific Performance............................................................   36
     9.10  Share Legends...................................................................   36

                    AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and
                                                      ---------
entered into as of October 20, 1999 among Software.com, Inc., a Delaware corporation ("Parent"), Software.com Acquisition, Inc., a Delaware corporation
              ------
and a wholly-owned subsidiary of Parent ("Merger Sub"), Telarc, Inc., a New York
                                          ----------
corporation (the "Company") and Thomas Gleason (the "Sole Shareholder").
                  -------                            ----------------

                                   RECITALS

     A. The Board of Directors of each of the Company, Parent and Merger Sub believes it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub (the "Merger") and, in furtherance thereof,
                                       ------
have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Common Stock") shall be converted into
                               --------------------
the right to receive shares of the common stock of Parent ("Parent Common
                                                            -------------
Stock") and cash.

     C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

     D. The Company, the Sole Shareholder, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     E. The Company, the Sole Shareholder, Parent and Merger Sub understand and acknowledge that the Sole Shareholder, as an employee of the Company, is an essential element of the Company's business, and intend that Parent shall hire the Sole Shareholder in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger.  At the Effective Time (as defined in Section 1.2) and
          ----------
subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware

General Corporation Law (the "DGCL") and the Business Corporation Law of New
                              ----
York (the "NYBCL"), the Company shall be merged with and into Merger Sub, the
           -----
separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".
                              ---------------------

     1.2  Effective Time.  Unless this Agreement is earlier terminated pursuant
          --------------
to Section 8.1, the closing of the Merger (the "Closing") will take place as
                                                -------
promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Parent, 10 Maguire Road, Lexington, Massachusetts 02410, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the "Closing Date." On the Closing
                                              ------------
Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretaries of State of the States of Delaware and New York (the "Certificate of Merger"), in accordance
                                      ---------------------
with the relevant provisions of applicable law. The date and time the Merger becomes effective in accordance with the provisions of the DGCL and the NYBCL is referred to herein as the "Effective Time."
                           --------------

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in the applicable provisions of the DGCL and the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.
          ------------------------------------

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Software.com Telarc, Inc."

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5  Directors and Officers.  The director(s) of Merger Sub immediately
          ----------------------
prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6  Effect on Capital Stock.  At the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of Merger Sub, the Company or the Sole Shareholder, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive (a) upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.8, an aggregate of 211,918 shares of Parent Common Stock (the "Merger Shares") and an aggregate of $1,500,000 in cash (the "Merger
      -------------                                                ------
Cash"), and (b) at the times specified in Section 1.7, the Additional Merger
----
Cash (as such term is defined in Section 1.7), each upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, and the Escrow Agreement (as defined in Section 7.3). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Sole Shareholder, the following shall occur:

          (a)  Cancellation of Parent-Owned and Company-Owned Stock.  Each share
               ----------------------------------------------------
of Company Common Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (b)  Common Stock of Merger Sub.  Each share of common stock of Merger
               --------------------------
Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

          (c)  Adjustments to Parent Common Stock.  The number of shares of
               ----------------------------------
Parent Common Stock to be issued hereunder shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

     1.7  Additional Merger Cash.  After the Closing, the Sole Shareholder shall
          ----------------------
be entitled to receive from Parent, as additional consideration for the shares of Company Common Stock, additional cash payments (the "Additional Merger Cash")
                                                        ----------------------
as follows: On the last business day (each a "Payment Date") of each of the ten consecutive fiscal quarters beginning with the quarter ending March 30, 2000, provided that the Sole Shareholder shall have been continuously employed by Parent from the Closing Date through such Payment Date, the Sole Shareholder shall be entitled to receive a payment of $350,000 in cash. Notwithstanding the foregoing, if Parent shall at any time terminate the employment of the Sole Shareholder without Cause (as defined below), or if the Sole Shareholder dies or becomes permanently disabled, Parent shall on the date of such termination, death or disability pay to the Sole Shareholder (or his heirs) an amount of cash equal to the difference between $3,500,000 and the sum of all payments of Additional Merger Cash made to the Sole Shareholder prior to the date of such termination. Each payment made pursuant to this

Section 1.7 shall be made by check or wire transfer of immediately available funds. For purposes of this Section 1.7, "Cause" shall mean (a) the Sole
                                          -----
Shareholder's failure to devote substantially all of his time and attention to the transaction of Parent's business or to perform his duties and responsibilities in any material respect, (b) an act of embezzlement by the Sole Shareholder in connection with his employment, (c) a deliberate and willful material violation of a federal or state law or regulation applicable to the business of Parent or (d) the Sole Shareholder's conviction (including any plea of guilty or nolo contendere) of a felony involving fraud under the laws of the United States or any State, or his deliberate misappropriation of material property belonging to Parent.

     1.8  Surrender of Certificates.
          -------------------------

          (a)  Exchange Procedures.  At the Closing, (i) the Sole Shareholder
               -------------------
shall surrender the certificate (the "Certificate") which immediately prior to
                                      -----------
the Effective Time represented all outstanding shares of Company Common Stock,
(ii) upon such surrender of such Certificate the Sole Shareholder shall be entitled to receive in exchange therefor a certificate representing the Merger Shares (less the Escrow Amount, which shall be deposited by Parent in an escrow account pursuant to Section 7.3) and the Merger Cash, and (iii) the Certificate so surrendered shall forthwith be canceled. The "Escrow Amount" shall be a
                                                 -------------
number of shares of Parent Common Stock obtained by multiplying (x) the number of Merger Shares by (y) 0.35.

          (b)  Transfers of Ownership.  If any certificate for shares of Parent
               ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will have been properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     1.9  No Further Ownership Rights in Company Common Stock.  All shares of
          ---------------------------------------------------
Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration on the records of the Surviving Corporation of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

     1.10 Tax Treatment.  It is intended by the parties hereto that the Merger
          -------------
shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The Sole Shareholder
                                                ----
acknowledges that he has consulted with its own tax advisors with regard to the tax consequences of the Merger.

     1.11 Taking of Necessary Action; Further Action.  If, at any time after the
          ------------------------------------------
Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Merger Sub shall cause them to take, all such lawful and necessary action.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company and the Sole Shareholder, jointly and severally, hereby represent and warrant to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedules (referencing the appropriate section numbers) supplied by the Company and the Sole Shareholder to Parent and attached hereto as Schedule 1 (the "Disclosure Schedules"), as
                              ----------       --------------------
follows:

     2.1  Organization.  The Company is a corporation duly incorporated and
          ------------
organized, and is validly existing and in good standing under the laws of the state of New York. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly registered, licensed or qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to be so qualified could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company (with reference to the Company or Parent, as applicable, hereinafter referred to as a "Material Adverse Effect." The
                                             -----------------------
Company has delivered a true and correct officially certified copy of its Articles of Incorporation and Bylaws (together, the "Charter") to Parent.
                                                     -------

     2.2  Company Capital Structure.  The authorized capital stock of the
          -------------------------
Company consists of two hundred (200) shares of Company Common Stock, no par value, of which ten (10) shares are issued and outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase shares, and are owned by the Sole Shareholder free and clear of any pledge, lien, security interest, encumbrance, claim or other equitable or third-party interest. Other than the shares of Company Common Stock owned by the Sole Shareholder, there are no other outstanding interests, existing or contingent or direct or indirect, in Company Common Stock. There are no rights ("Company
                                                                   -------
Rights") of any character, written or oral, to which the Company or the Sole
------
Shareholder of the Company is a party or by which any of them is bound, obligating the Company or the Sole Shareholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or obligating the Company or any of the Sole Shareholder to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such rights, including without limitation in favor of employees of the Company.

     2.3  Subsidiaries.  The Company does not have and has never had any
          ------------
subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4  Authority.  The Company has all requisite corporate power and
          ---------
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Merger, the Agreement, and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.5  No Conflict.  The execution and delivery of this Agreement and any
          -----------
Related Agreements to which the Company is a party by the Company do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a "Conflict") under (i) any provision of the Charter,
                            --------
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company is subject, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not impair the ability of the Company to consummate the transactions contemplated hereby and thereby.

     2.6  Consents.  No consent, waiver, approval, order or authorization of, or
          --------
registration, declaration or filing with, any court, administrative agency or commission or other U.S. federal, state, province, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement
  -------------------
with the Company (so as not to trigger any Conflict), is required by the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings (i) as may be required under applicable securities laws, (ii) as are set forth in
Schedule 2.6, and (iii) such other consents, authorizations, filings, approvals
------------
and registrations which if not obtained or made would not have a Material Adverse Effect on the Company or impair its ability to consummate the transactions contemplated hereby and thereby.

     2.7  Company Financial Statements.
          ----------------------------

          (a)  Schedule 2.7(a) includes the Company's unaudited financial
               ---------------
statements (balance sheets and income statements) as of and for the year ended September 30, 1999 and its unaudited financial statements as of and for the calendar years ended December 31, 1997 and 1998 and the six months ended June 30, 1999. Such financial statements are referred to collectively as the "Financial Statements." The Financial Statements are complete and have been
 --------------------
prepared on the accrual basis accounting method (exclusive of analysis of detailed software revenue recognition principles), applied on a basis consistent throughout the periods indicated. The Financial Statements present fairly the financial condition and operating results of the Company as of the dates and for the periods indicated therein. The balance sheet of the Company as of September 30, 1999 is hereinafter referred to as the "September Balance Sheet." September
                                            -----------------------
30, 1999 is hereinafter referred to as the "Balance Sheet Date." The balance
                                            ------------------
sheet of the Company as of two days prior to the Closing Date is hereinafter referred to as the "Closing Balance Sheet." There shall be no capitalized
                    ---------------------
software development costs recorded in the Financial Statements or the Closing Balance Sheet. The September Balance Sheet does not, and the Closing Balance Sheet will not, include any reserves, write-offs or non-recurring charges in an amount that is not consistent with the Company's past practices. The Company will deliver, or cause to be delivered, the Closing Balance Sheet to Parent on or prior to the Closing Date.

     2.8  No Undisclosed Liabilities.  Except as reflected or reserved against
          --------------------------
in the September Balance Sheet, as of the Balance Sheet Date, the Company did not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), which in the aggregate exceeded $2,500, nor has the Company incurred any such liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement since the Balance Sheet Date, except for liabilities incurred in the ordinary course of business that, in the aggregate, do not exceed $2,500.

     2.9  No Changes.  Since the Balance Sheet Date, except as set forth on
          ----------
Schedule 2.9, there has not been, occurred or arisen any:
------------

          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practice;

          (b) capital expenditure or commitment for capital expenditure by the Company, either individually or in the aggregate, exceeding $3,500;

          (c) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance) or loss of any business or customers of the Company that (i) accounted for $25,000 or more of the Company's revenues for fiscal year 1999 or (ii) is projected to account for $50,000 or more of the Company's projected revenue for fiscal year 2000;

          (d) except as specifically requested by Parent, change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (e) except as specifically requested by Parent, revaluation by the Company of any of its assets, other than depreciation as required by GAAP and reflected on the Closing Balance Sheet;

          (f) declaration, setting aside or payment of any dividends on or any other distribution (whether in cash, stock or property) in respect of any Company Common Stock or profits, or any split, combination or reclassification of Company Common Stock or the issuance or authorization of the issuance of any securities in respect of, in lieu of or in substitution for any share in the stated capital of the Company, or the repurchase, redemption or other acquisition, directly or indirectly, of any Company Common Stock or any Company Rights;

          (g) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration or payment, or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person, except as made in the ordinary course of business consistent with past practice;

          (h) sale, lease, license or other disposition of any of the assets or properties of the Company, except sales of inventory and licenses of software pursuant to the Company's standard license agreement, each in the ordinary course of business consistent with past practice;

          (i) amendment, termination or violation of any distribution agreement or any material contract, agreement or license to which the Company is a party or by which it is bound, other than termination by the Company pursuant to the terms thereof in the ordinary course of business;

          (j) loan by the Company to any person or entity, other than advances to its employees for travel and business expenses in the ordinary course of business and consistent with past practices, or incurrence by the Company of any indebtedness other than trade debt in the ordinary course of business consistent with past practice, guaranty by the Company of any indebtedness or debt securities of others, or issuance or sale of any debt securities of the Company;

          (k) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, exceeding $2,500 in the aggregate;

          (l) commencement or notice, or to the knowledge of the Company or the Sole Shareholder, threat of commencement, of any lawsuit or proceeding by or against the Company, or of any investigation of the Company or its affairs;

           (m) claim of ownership by a third party of any Intellectual Property Asset (as defined in Section 2.13(a) below) or, to the knowledge of the Company or the Sole Shareholder, infringement by the Company of any third party's intellectual property rights;

           (n) issuance or sale by the Company of any Company Common Stock, Company Rights or any other securities of the Company;

           (o) change in pricing or royalties set or charged by the Company other than in the ordinary course of business; or

           (p) any event or condition of any character, that has had or that the Sole Shareholders believes could be reasonably expected to have a Material Adverse Effect on the Company.

     2.10  Tax Matters.
           -----------

           (a)  Definition of Taxes.  For the purposes of this Agreement, "Tax"
                -------------------                                        ---
or, collectively, "Taxes," means (i) any and all federal, state, province, local
                   -----
and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, goods and services, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts, including any liability for taxes of a predecessor entity.

           (b)  Tax Returns and Audits.  Except as set forth on Schedule 2.10:
                ----------------------                          -------------

                (i) The Company as of the Effective Time will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and
                                                -------
all Taxes concerning or attributable to the Company or its operations, and such Returns are true and correct and have been completed in accordance with applicable law.

                (ii) The Company has been an S Corporation within the meaning of Section 1361 of the Code, and under all applicable state Tax laws and regulations, since its formation.

                (iii) The Sole Shareholder as of the Effective Time will have prepared and timely filed all required Returns relating to any and all Taxes concerning or attributable to the Sole Shareholder and such Returns are true and correct and have been completed in accordance with applicable law.

               (iv)   The Company and the Sole Shareholder as of the Effective
Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld and timely remitted all income taxes and other Taxes required to be withheld and remitted.

               (v) Neither the Company nor the Sole Shareholder has not been delinquent in the payment of any Tax nor is there any Tax deficiency or reassessment outstanding, assessed, notified or proposed against the Company or the Sole Shareholder, nor has the Company or the Sole Shareholder executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (vi) No audit or other examination of any Return of the Company or the Sole Shareholder is currently in progress, nor has the Company or the Sole Shareholder been notified of any request for such an audit or other examination.

               (vii) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the September Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor the Sole Shareholder has any knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

               (viii) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns (for both the Company and the Sole Shareholder) for all periods since the date of the Company's incorporation.

               (ix) There are no liens, pledges, charges, adverse claims, security interests or other encumbrances of any sort ("Liens") on the assets of
                                                       -----
the Company or the Sole Shareholder relating to or attributable to Taxes.

               (x) Neither the Company nor the Sole Shareholder has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or the Sole Shareholder.

               (xi) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

               (xii)  The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (xiii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                (xiv) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                (xv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

     2.11  Restrictions on Business Activities.  There is no agreement
           -----------------------------------
(noncompetition or otherwise), commitment, judgment, injunction, order or decree to which the Sole Shareholder or the Company is a party or which is otherwise binding upon the Sole Shareholder or the Company that has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company or the Sole Shareholder, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or the conduct of any business activities by the Sole Shareholder.

     2.12  Title of Properties; Absence of Liens and Encumbrances; Condition of
           --------------------------------------------------------------------
Equipment.
---------

           (a)  The Company does not own or lease any real property.

           (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, free and clear of any Liens except as reflected in the Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

           (c) The equipment and other tangible personal property owned or leased by the Company (i) is adequate for the conduct of its business as currently conducted, (ii) is in good operating condition, subject to normal wear and tear, and (iii) has been reasonably maintained.

           (d) Except as set forth in Section 2.12(d) the Company owns or has valid and continuing rights to use all of the properties and assets (including without limitation all Intellectual Property Assets) necessary to conduct its business as currently conducted.

     2.13  Intellectual Property.
           ---------------------

           (a)  Intellectual Property Assets.  As used herein, the term
                ----------------------------
"Intellectual Property Assets" includes any rights, licenses, liens, security
 ----------------------------
interests, charges, encumbrances, equities, and other claims that the Company may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any of the following worldwide:

                (i) the name "Telarc, Inc.", the domain name "telarcinc.com", all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");
 -----

                (ii) all patents, patent applications and business methods, inventions and discoveries that may be patentable (collectively, "Patents");
                                                                  -------

                (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and
                      ----------

                (iv) all know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade
                                                                           -----
Secrets").
-------

           (b)  Agreements.  Schedule 2.13(b) contains a complete and accurate
                ----------   ----------------
list of all material contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There is no existing dispute or disagreement with respect to any such agreement nor, to the knowledge of the Company or the Sole Shareholder, has any such dispute or disagreement been threatened.

           (c)  Software.  Schedule 2.13(c) contains a complete and accurate
                --------   ----------------
list of all computer software and/or middleware developed by or for the Company (collectively referred to as the "Software"). Except as set forth on Schedule
                                  --------
2.13(c), all Software is owned by the Company free and clear of any Liens and no contractor, consultant or other third party has any claim of ownership in or to the Software. The Company and the Sole Shareholder represent that any and all rights to the Software shall be acquired by Parent at the Effective Time.

           (d)  Marks, Patents and Copyrights.  The Company has not registered
                -----------------------------
any Marks, Patents or Copyrights with the U.S. Patent and Trademark Office.

           (e)  Originators, Programmers and Developers. Schedule 2.13(e)
                ---------------------------------------  ----------------
contains a complete and accurate list of all originators, developers or programmers, whether employees, contractors or agents, who have written any portion of or contributed to any development of the Software (collectively referred to as the "Developers").
                    ----------

           (f)  Toolkits, Reused Code and Third-Party Software. Schedule 2.13(f)
                ----------------------------------------------  ----------------
of the Company Disclosure Schedule contains a complete and accurate list of all code incorporated into the Software that was not specifically written or developed for use in the Software (the "Preexisting Code"). This list includes
                                        ----------------
code from toolkits, from preexisting code written by the Developers and/or from third-party software utilized to write or otherwise contribute to the development of any of the Software. Upon consummation of the Merger, Parent shall have at least a non-exclusive right to use any such Preexisting Code and there are no third-party rights to such Preexisting Code that will materially interfere with Parent's ownership and use of the Software.

          (g)  Know-How Necessary for the Business
               -----------------------------------

               (i) The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Liens, and has the right to use without payment to a third party all of the Intellectual Property Assets. The Sole Shareholder has no right, title or interest in or to any of the Intellectual Property Assets.

               (ii)  Except as set forth on Schedule 2.13(g), all former and
                                            ----------------
current employees of the Company, including the Sole Shareholder, have executed written agreements with the Company that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company. No employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work or her to anyone other than the Company.

          (h)  Patents
               -------

               (i)   Schedule 2.13(h) contains a complete and accurate list and
                     ----------------
summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Liens.

               (ii) None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any third party. There is no patent or patent application of any third party that interferes or would be likely to interfere with the Company's use of any Intellectual Property Asset.

          (i)  Trademarks
               ----------

               (i)   Schedule 2.13(i) contains a complete and accurate list and
                     ----------------
summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens.

               (ii) All Marks that have been registered with the United States Patent and Trademark Office or with a corresponding state office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of the Company and the Sole Shareholder, no such action is threatened with the respect to any of the Marks.

               (iv) To the knowledge of the Company and the Sole Shareholder, there is no potentially interfering trademark or trademark application of any third party.

               (v) No Mark is infringed or, to knowledge of the Company and the Sole Shareholder, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

               (vi) All products and materials containing a Mark bear the proper legal notice where permitted by law .

          (j)  Copyrights
               ----------

               (i)    Schedule 2.13(j) contains a complete and accurate list and
                      ----------------
summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens.

               (ii) All the Copyrights that have been registered are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Copyright is infringed or, to knowledge of the Company and the Sole Shareholder, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          (k)  Trade Secrets
               -------------

               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) The Company and the Sole Shareholder have taken all reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

               (iii) The Company has good title and an absolute exclusive right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to knowledge of the Company and the Sole Shareholder, have not been used, divulged, or appropriated either for the benefit of any third party or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     2.14  Agreements, Contracts and Commitments.
           -------------------------------------

           (a)  Except as set forth on Schedule 2.14(a), the Company does not
                                       ----------------
have any continuing obligations under, nor is it a party to or bound by:

                (i) any collective bargaining agreement, or any contract with or commitment to any trade union, employee bargaining agent or affiliated bargaining agent (collectively, "labor representatives"), and the Company has
                                 ---------------------
not conducted any negotiations with respect to enter into any such contracts or commitments,

                (ii) any agreement or arrangement that contains any severance pay or post-employment liability or obligation or is otherwise required by statute or case law to provide any of the foregoing,

                (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plan or arrangement,

                (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, or any consulting or sales agreement, contract or commitment with a firm or other organization,

                (v) any agreement or plan, including, without limitation, any stock option plan, share appreciation rights plan or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as provided in Section 1.6,

                (vi)   any fidelity or surety bond or completion bond,

                (vii)  any lease of personal property,

                (viii) any agreement of indemnification or guaranty, other than intellectual property indemnification to customers in the ordinary course of business,

                (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000,

                (xi) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                (xii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

                (xiii) any purchase order or contract for the purchase of raw materials, other than purchase orders made in the ordinary course of business and involving not more than $5,000

                (xiv)  any construction contract,

                (xv) any distribution, joint marketing or development agreement, or

                (xvi) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within thirty (30) days.

           (b)  Except as noted in Schedule 2.14(b), the Company has not
                                   ----------------
breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment required to be set forth in Schedule 2.14(a),
                                                              ----------------
(any such agreement, contract or commitment referenced in the preceding clause, a "Contract"), nor is the Company or the Sole Shareholder aware of any event
   --------
that would constitute such a breach, violation or default with the lapse of time, the giving of notice or both. Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.14(b), is not subject to any
                                      ----------------
default, of which the Company or Sole Shareholder is aware, by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or that are required to be obtained in order for such Contract to remain in effect without modification after the Merger.

     2.15  Interested Party Transactions.  No officer, director, employee or
           -----------------------------
holder of Company Common Stock (or any spouse or member of the immediate family of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had a material interest), has directly or indirectly,
(i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth on Schedule 2.14; provided, that passive
                                          -------------
ownership of no more than five percent (5%) of the outstanding stock of a corporation shall not be deemed an "interest in any entity" for purposes of this
Section 2.15.

     2.16  Governmental Authorization.  Schedule 2.16 accurately lists each
           --------------------------   -------------
material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business or the holding of any such interest (herein collectively called "Authorizations"). All Authorizations are in full force and
                     --------------
effect and constitute all Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.17  Litigation.  There is no action, suit, claim, proceeding or
           ----------
arbitration of any nature pending or threatened against the Company or any of its properties or any of its officers, directors or shareholders in respect of the Company, including without limitation any action, suit, claim, proceeding or arbitration relating to the Intellectual Property Assets. There is no investigation pending or threatened against the Company, its properties or any of its officers, directors or shareholders in respect of the Company by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.18  Accounts Receivable; Inventory.
           ------------------------------


           (a)  Set forth in Schedule 2.18(a) is a list of all accounts
                             ----------------
receivable  of the Company reflected on the September Balance Sheet ("Accounts
                                                                      --------
Receivable") of the along with a range of days elapsed since invoice as of the
----------
date of the September Balance Sheet. All Accounts Receivable of the Company (i) arose in the ordinary course of business, (ii) represent bona fide indebtedness incurred by the applicable account debtors in the amounts invoiced by the Company and stated on its books and records, subject to collection and (iii) are not subject to any defenses, counterclaims or claims for set off. The reserves against the Accounts Receivable have been established in accordance with GAAP, and based upon a review of such Accounts Receivable, the Company and the Sole Shareholder reasonably believe such reserves to be adequate. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable. No such Accounts Receivable is owed by a person or entity that has sought the protection of any bankruptcy or insolvency law or is the subject of any dispute as to payment.

           (b)  The Company does not maintain any inventory.

     2.19  Minute Books.  The minute books of the Company made available to
           ------------
Parent or counsel for Parent are the only minute books of the Company and contain an accurate summary of all meetings of directors (and committees thereof) and shareholders or actions by written consent since the formation of the Company.


     2.20  Brokers' and Finders' Fees.  The Company has not incurred, nor will
           --------------------------
it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.21  Employees; Employee Benefit Plans and Compensation.
           --------------------------------------------------

           (a) For purposes of this Section 2.21, the following terms shall have the meanings set forth below:

                (i)   "Employee Plan" shall refer to any plan, program, policy,
                       -------------
practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any "Employee" (as defined below), and pursuant to which the Company has or may have any material liability, contingent or otherwise;

                (ii)  "Employee" shall mean any current, former, or retired
                       --------
employee, consultant, independent contractor, sales representative, officer, or director of the Company;

                (iii) "Employee Agreement" shall refer to each employment,
                       ------------------
severance, consulting or similar agreement or contract, whether written or oral, between the Company and any Employee;

           (b) The Company currently has no Employees other than the Sole Shareholder, and, except as set forth on Schedule 2.21(b), the Company is not a party to or bound by any Employee Plan or Employee Agreement.

           (c) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

           (d) The Company (i) has withheld all amounts required by law or by agreement to is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

     2.22  Insurance.  Schedule 2.22 lists all insurance policies and fidelity
           ---------   -------------
bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. Such insurance policies are customary for similarly situated companies and reasonably satisfactory to ensure the Company against the risks associated with its business. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.23 Environmental and Safety Laws. The Company is not in violation of any
          -----------------------------
applicable statute, law or regulation relating to the environment or occupational health and safety, and the Company is not or will not be required to make any material expenditure in order to comply with any such existing statute, law or regulation.

     2.24 Compliance with Laws. The Company has complied in all material
          --------------------
respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any foreign, federal, state, province or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

     2.25 Complete Copies of Materials. The Company has delivered to Parent true
          ----------------------------
and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Disclosure Schedules or that has been requested by Parent or its counsel.

     2.26 Sole Shareholder.
          ----------------

          (a) Each of this Agreement and the Related Agreements has been duly and validly executed and delivered by the Sole Shareholder and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Sole Shareholder, enforceable against the Sole Shareholder in accordance with their terms.

          (b) Neither the execution and delivery of each of this Agreement and the Related Agreements nor the performance by the Sole Shareholder of his obligations hereunder and thereunder, violate, conflict with, or constitute a default under any agreement or commitment to which the Company or the Sole Shareholder is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Entity applicable to the Company or the Sole Shareholder that would preclude the Company and the Sole Shareholder from entering into this Agreement and any Related Agreement, or consummating the transactions contemplated hereby and thereby.

          (c) No consent, waiver, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any third party is required to be made or obtained by the Sole Shareholder in connection with the execution and delivery by the Company and the Sole Shareholder of each of this Agreement and the Related Agreements or the performance by the Company or the Sole Shareholder of any of their respective obligations hereunder and thereunder or the consummation by the Company or the Sole Shareholder of the transactions contemplated herein or therein.

          (d) The Sole Shareholder has had an opportunity to review with his tax advisors the tax consequences to the Sole Shareholder of the Merger and the transactions contemplated by this Agreement or the Related Agreements. The Sole Shareholder understands that he must rely solely on his advisors and not on any statements or representations by Parent, the Company or any of their agents.

     2.27 Securities Exemption Representations.
          ------------------------------------

          (a) The Sole Shareholder has substantial knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of his investment in Parent, has the capacity to protect his own interests, and either is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities
                                                                   ----------
Act") or has a pre-existing business or close personal relationship with Parent
---
or any of its officers, directors or controlling persons. The Sole Shareholder has had an opportunity to discuss Parent's management, business and financial condition with Parent's management.

          (b) The Sole Shareholder is acquiring the Merger Shares for investment for his own account, and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Sole Shareholder understands that the Merger Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sole Shareholder's representations as expressed herein.

          (c) The Sole Shareholder acknowledges that the Merger Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Shareholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has acquired and given full consideration for the security to be acquired, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of securities being sold during any three-month period not exceeding specified limitations.

          (d) The Sole Shareholder acknowledges that the Merger Shares have not been registered under the Securities Act and may only be offered, sold, pledged or otherwise transferred pursuant to an effective registration statement as to the Merger Shares under the Securities Act or an opinion of counsel satisfactory to Parent that registration under the Securities Act is not required.

     2.28 Representations Complete. None of the representations or warranties
          ------------------------
made in this Article II (as modified by the Disclosure Schedules), nor any statement made in any schedule or certificate furnished by the Company or the Sole Shareholder pursuant to this Agreement contains, as of the date hereof, any untrue statement of a material fact, or omits, as of the date hereof, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no event, fact or condition that materially and adversely affects the business, assets, financial condition or results of operations of the Company, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Disclosure Schedules.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, represent and warrant to the Company and the Sole Shareholder as follows:

     3.1  Organization, Standing and Power. Parent and Merger Sub are
          --------------------------------
corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

     3.2  Authority. Parent and Merger Sub have all requisite corporate power
          ---------
and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the Related Agreements have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3  Capital Structure.
          -----------------

          (a) The authorized stock of Parent consists of 150,000,000 shares of Parent Common Stock, of which 40,924,643 shares were issued and outstanding as of September 30, 1999, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens other than any liens created by or imposed upon the holders thereof.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, nonassessable.

     3.4  SEC Documents; Parent Financial Statements. Parent has furnished or
          ------------------------------------------
made available to the Company true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act")
      ---
and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for
                                                          ------------
all periods subsequent to June 24, 1999, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their
                                                 -------------
respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. None of the SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such SEC documents became effective under the Securities Act. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent
                                                                         ------
Financial Statements") comply as to form in all material respects with
--------------------
applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     3.5  No Material Adverse Change. Since June 30, 1999, Parent has conducted
          --------------------------
its business in the ordinary course and there has not occurred (a) any material adverse change in the financial condition, liabilities, assets or business of Parent, or (b) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

     3.6  No Conflict. The execution and delivery of this Agreement does not,
          -----------
and, the consummation of the transactions contemplated hereby will not Conflict with (i) any provision of the Charter, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not impair the ability of Parent to consummate the transactions contemplated hereby.

     3.7  Consents. No consent, waiver, approval, order or authorization of, or
          --------
registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with Parent (so as not to trigger any Conflict), is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings (i) as may be required under applicable securities laws, (ii) as are set forth in Schedule 3.7, and
                                                           ------------
(iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or impair its ability to consummate the transactions contemplated hereby.

     3.8  Litigation. There is no action, suit, claim, proceeding or arbitration
          ----------
of any nature pending or threatened against Parent or any of its properties or any of its officers, directors or stockholders in respect of Parent, including without limitation any action, suit, claim, proceeding or arbitration relating to Parent's material intellectual property assets. There is no investigation pending or threatened against Parent, its properties or any of its officers, directors or shareholders in respect of Parent by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Parent to manufacture, offer or sell any of its products in the present manner or style thereof.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business of the Company. During the period from the date of
          ----------------------------------
this Agreement and continuing until the earlier of (i) the termination of this Agreement and (ii) the Effective Time, each of the Company and the Sole Shareholder agree (except to the extent that Parent shall otherwise consent in writing or to the extent Parent has expressly prohibited the Company or the Sole Shareholder from taking any action) to carry on the business of the Company in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company and the Sole Shareholder shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving the Company or its business. Without limiting the generality of the foregoing and except as expressly contemplated by this

Agreement, the Company and the Sole Shareholder shall not, without the prior written consent of Parent:

          (a) Enter into any commitment or transaction not in the ordinary course of business.

          (b) Transfer to any person or entity any rights to Intellectual Property Assets (other than pursuant to end-user licenses, in the Company's standard form entered into in the ordinary course of business consistent with past practice);

          (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Disclosure Schedules;

          (e)  Commence or settle any litigation;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or Company Rights);

          (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or Company Rights;

          (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

          (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

          (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof;

          (m) Adopt or amend any Employee Plan, or enter into any Employee Agreement, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (n) Revalue any of its assets, including without limitation writing down the value of accounts receivable other than in the ordinary course of business;

          (o) Pay, discharge or satisfy, in an amount in excess of $2,500 (in any one case) or $10,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements (or the notes thereto) or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated and permitted hereby;

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Enter into any strategic alliance, development or joint marketing agreement; or

          (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company or the Sole Shareholder from performing or cause the Company or the Sole Shareholder not to perform its or his covenants hereunder.

     4.2  S Status. The Company shall maintain its tax status as an S
          --------
Corporation up to the Effective Time and the Sole Shareholder shall not revoke or otherwise terminate the election of the Company to be treated as an S Corporation.

     4.3  No Solicitation. Until the earlier of (i) the Effective Time and (ii)
          ---------------
the date of termination of this Agreement pursuant to the provisions of Section
8.1 hereof, neither the Company nor the Sole Shareholder will (nor will the Company or the Sole Shareholder permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees:

          (a) Solicit, conduct discussions with or engage in negotiations with any corporation, partnership, limited liability company, individual or other third party business entity (any such entity referred to as a "Person"),
                                                               ------
relating to the possible acquisition of the Company

(whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets;

          (b) Provide information with respect to the Company to any Person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets;

          (c) Enter into an agreement with any Person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets; or

          (d) Make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any Person, other than by Parent.

     In addition to the foregoing, if the Company or the Sole Shareholder receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company or the Sole Shareholder, as the case may be, shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Sale of Shares; Shareholder Matters.
          -----------------------------------

          (a)  Sale of Shares. The parties hereto acknowledge and agree that the
               --------------
shares of Parent Common Stock issuable to the Sole Shareholder of the Company pursuant to Section 1.6 hereof shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for the Merger Shares shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws. It is acknowledged and understood that Parent is relying upon the representations made by the Sole Shareholder in Section 2.27.

     5.2  Access to Information. The Company shall afford Parent and its
          ---------------------
accountants, counsel and other representatives (collectively, the "Representatives") , reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as Parent may reasonably request, including without limitation access upon reasonable request to employees, customers and vendors of the Company for due diligence inquiry. The Company shall provide to Parent and its Representatives copies of internal financial statements and other documents promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, or the conditions of the parties to consummate the Merger.

     5.3  Confidentiality. Each of the parties hereto hereby agrees that the
          ---------------
information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Nondisclosure Agreement dated February 9, 1999 between the Company and Parent.

     5.4  Expenses. Whether or not the Merger is consummated, all fees and
          --------
expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, Parent agrees that after the Merger it will pay legal and accounting Third Party Expenses of the Company and/or the Sole Shareholder up to an aggregate amount of $20,000; provided, however, that if such expenses exceed $20,000, the excess will be borne by the Sole Shareholder.

     5.5  Public Disclosure. Unless otherwise required by law (including,
          -----------------
without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of The Nasdaq Stock Market, Inc. prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld.

     5.6  Consents. The Company shall use its best efforts to obtain the
          --------
consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals having been set forth on Schedule 2.6) so as to preserve all rights of and benefits to the Company thereunder.

     5.7  FIRPTA Compliance. On or prior to the Closing Date, the Company shall
          -----------------
deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.8  Reasonable Efforts. Subject to the terms and conditions provided in
          ------------------
this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this

Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.9  Notification of Certain Matters. The Company and the Sole Shareholder
          -------------------------------
shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Sole Shareholder or the Company, respectively, contained in this Agreement, to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Sole Shareholder or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.10 Additional Documents and Further Assurances. Each party hereto, at the
          -------------------------------------------
request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.11 Company's Accountants. The Company and the Sole Shareholder will use
          ---------------------
their commercially reasonable efforts to cause the Company's management and its independent accountants to facilitate on a timely basis the preparation of unaudited financial statements as required by Parent to comply with applicable SEC regulations and filings.

     5.12 Tax Matters.
          -----------

          (a)  Tax Returns. The Sole Shareholder shall be responsible for timely
               -----------
filing all federal and state income tax returns of the Company for taxable periods ending on or prior to the Effective Time and have paid or will pay all income taxes attributable to the income of the Company for such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Parent. After the Effective Time, the Company, on the one hand, and the Sole Shareholder, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Company for all periods ending on or prior to the Effective Time and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

          (b)  Indemnification Regarding S Status. Except with respect to any
               ----------------------------------
tax jurisdiction that does not recognize S corporations as pass-through entities and to the extent any tax jurisdiction does not accord S corporation tax treatment to nonresident shareholders, the Sole Shareholder hereby indemnifies and agrees to hold the Company harmless from, against and in respect of any U.S. federal or state income Tax liability (including interest and penalties), if any, resulting from the Company failing to qualify as an S corporation under Section 1361(a)(1) of the Code (or state counterpart) for every taxable year on or before the Effective Time as to which the Company filed or files Tax Returns claiming status as an S corporation.

     5.13 Lock-Up Restriction. The Sole Shareholder agrees that until the date
          -------------------
that is one year after the Closing Date (the "One Year Date"), he will not,
                                              -------------
directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale) grant any option to purchase, pledge or otherwise transfer or dispose of any of the Merger Shares (the "Lock-Up Restriction").
                                                      -------------------

     5.14 Rule 144; Form S-3 Registration Statement. Parent will keep available
          -----------------------------------------
current public information regarding Parent (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended ("Rule 144")), so that
                                                   --------
beginning on the One Year Date, the Sole Shareholder can utilize Rule 144 to resell the Merger Shares received pursuant to the Merger. Parent further agrees that if Parent files a Registration Statement on Form S-3 prior to the One Year Date for any purpose other than an underwritten public offering, Parent will include the Merger Shares in such Registration Statement; provided, however, that the Merger Shares will remain subject to the Lock-Up Restriction. Additionally, Parent agrees that if on or after the One Year Date Parent files a Registration Statement on Form S-1, S-2 or S-3 and at such time the Sole Shareholder is unable to resell the Merger Shares using Rule 144, Parent will include the Merger Shares in such Registration Statement; provided, however, that in the case of an underwritten public offering, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the number of Merger Shares owned by the Sole Shareholder included in the Registration Statement may be reduced by the underwriter pro rata with shares requested to be included in the Registration Statement by the other selling stockholders based on the number of shares of Parent's Common Stock owned by each such stockholder.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger. The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a)  Government Approvals. All approvals of governments and
               --------------------
governmental agencies necessary to consummate the transactions hereunder shall have been received.

          (b)  No Injunctions or Restraints; Illegality. No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

     6.2  Additional Conditions to Obligations of the Company and the Sole
          ----------------------------------------------------------------
Shareholder. The obligations of the Company and the Sole Shareholder to
-----------
consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

          (b)  Agreements and Covenants. Parent and Merger Sub shall have
               ------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

          (c)  Employment Agreement. Parent shall have executed and delivered to
               --------------------
the Sole Shareholder an Employment Agreement in the form attached as Exhibit 6.2(c) hereto (the "Employment Agreement"), and the Employment Agreement shall
                    --------------------
be in full force and effect.

     6.3  Additional Conditions to the Obligations of Parent and Merger Sub. The
          -----------------------------------------------------------------
obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of the Company and the Sole Shareholder contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) on and as of the Effective Time (without regard to any updates to the Disclosure Schedule, unless otherwise agreed by Parent) with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed (i) on behalf of the Company by a duly authorized officer of the Company and (ii) by the Sole Shareholder on his own behalf.

          (b)  Agreements and Covenants. The Company shall have performed or
               ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

          (c)  Third Party Consents. Any and all consents, assignments,
               --------------------
approvals and waivers listed on Schedule 2.6 shall have been obtained.

          (d)  Employment Agreement. The Sole Shareholder shall have executed
               --------------------
and delivered to Parent the Employment Agreement, and the Employment Agreement shall be in full force and effect.

          (e)  Material Adverse Change. There shall not have occurred any
               -----------------------
material adverse change in the business, assets, financial condition, results of operations or prospects of the Company since the date of the September Balance Sheet.

          (f)  Escrow Agreement. The Escrow Agreement shall have been duly
               ----------------
executed and delivered by parties thereto and shall be in full force and effect.

          (g)  Due Diligence. Parent shall be satisfied in the course of its due
               -------------
diligence investigation that the business and financial condition (including without limitation ownership and sufficiency of Intellectual Property Assets) of the Company are acceptable and satisfactory to Parent.

                                  ARTICLE VII

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW; INDEMNITY

     7.1  Survival of Representations and Warranties. All of the representations
          ------------------------------------------
and warranties made by the Company and the Sole Shareholder in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedules) shall survive the Closing and any investigation made by or on behalf of the Company or the Sole Shareholder for a period of one (1) year after the Closing Date; provided; however, that the representations and warranties made in Section 2.13 shall survive for a period of two (2) years.

     7.2  Obligation of the Company and the Sole Shareholder to Indemnify,
          ----------------------------------------------------------------
Reimburse, etc. The Company, the Sole Shareholder and their respective
--------------
successors and assigns, jointly and severally, shall indemnify, reimburse, defend and hold harmless Parent and Merger Sub and each of their respective successors and assigns and each of their respective directors, officers, employees, affiliates, and their respective successors and assigns (each a "Parent Indemnitee"), from and against all Losses resulting from, imposed upon,
 -----------------
incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company or the Sole Shareholder. For purposes of this Agreement, "Losses" shall mean any claims,
                                              ------
losses, liabilities, damages, causes of action, costs and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses).

     7.3  Escrow Arrangements. At the Effective Time, the Escrow Amount shall be
          -------------------
placed in an escrow fund (the "Escrow Fund"), to be governed by the terms of the
                               -----------
Escrow Agreement. The

Escrow Fund shall be available to compensate Parent Indemnitees for Losses resulting from, imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company or the Sole Shareholder. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in Section 5 of the Escrow Agreement) identifying Losses, which in the aggregate exceed $50,000, have been delivered to the Escrow Agent as provided in Section 5 of the Escrow Agreement. The terms and conditions of the Escrow Fund shall be set forth more fully in an Escrow Agreement in the form attached hereto as Exhibit 7.3 (the
                                                            -----------
"Escrow Agreement"). The Escrow Fund shall terminate on the date one year
-----------------
following the Closing Date (the "Expiration Date").
                                 ---------------

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1  Termination. Except as provided in Section 8.2 below, this Agreement
          -----------
may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a)  by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred by November 10, 1999 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);
(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Sole Shareholder and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company or
           --------  -------
the Sole Shareholder within thirty (30) days through the exercise of its or his reasonable best efforts, then for so long as the Company or the Sole Shareholder continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in
Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within
--------  -------
thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured).

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Sole Shareholder, or their respective officers, directors or stockholders; provided, that each party shall remain liable for any breaches of
              --------
this Agreement prior to its termination; and provided further, that, the
                                             ----------------
provisions of Sections 5.3 and 5.4 and Articles VII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Amendment. This Agreement may be amended by the parties hereto at any
          ---------
time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4  Extension; Waiver. At any time prior to the Effective Time, Parent and
          -----------------
Merger Sub, on the one hand, and the Company and the Sole Shareholder, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Software.com, Inc.
               525 Anacapa Street
               Santa Barbara, California 93101
               Attention: General Counsel
               Telephone No.: (805) 882-2470
               Facsimile No.: (805) 882-2473

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304
               Attention: Elizabeth R. Flint, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 493-6811

          (b)  if to the Company or the Sole Shareholder, to:

               Telarc, Inc.
               8 Brinkman Court
               Huntington, New York 11743
               Attention: Thomas Gleason
               Telephone No.: (516) 757-9446
               Facsimile No.: (516) 757-3035

               with a copy to:

               Alan Kraut, Esq.
               1325 Franklin Avenue, Suite 235
               Garden City, New York 11530
               Telephone No.: (516) 294-4111
               Facsimile No.: (516) 742-0953

     9.2  Interpretation. The words "include," "includes" and "including" when
          --------------
used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. As used in this Agreement, the phrase "to the best of [a party's] knowledge," "to [a party's] knowledge," "[a party] is not aware," and similar phrases shall mean the knowledge of such party, or of the officers and directors of such party, after careful consideration of the matters set forth in the representation that is so qualified and a reasonably diligent review of all files, documents, agreements and other materials in such person's possession or subject to his or her control. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4  Entire Agreement; Assignment. This Agreement, the schedules and
          ----------------------------
Exhibits hereto, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein and therein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5  Severability. In the event that any provision of this Agreement or the
          ------------
application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6  Other Remedies. Except as otherwise provided herein, any and all
          --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. Notwithstanding the foregoing, Parent agrees that in the event that the Sole Shareholder commences in good faith an action solely for the collection of Additional Merger Cash as a result of Parent's failure to pay Additional Merger Cash which the Sole Shareholder was entitled to receive pursuant to this Agreement, such action may be brought in the State of New York and such action shall be governed by the laws of the State of New York.

     9.8  Rules of Construction. The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9  Specific Performance. The parties hereto agree that irreparable damage
          --------------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10 Share Legends. All certificates representing any of the shares of
          -------------
Parent Common Stock to be issued pursuant to this Agreement shall have endorsed thereon a restrictive legend substantially as follows:

          (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

          (b) Any legend required to be placed thereon by applicable blue sky laws of any state.

     IN WITNESS WHEREOF, Parent, Merger Sub, the Sole Shareholder and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

TELARC, INC.                                 SOFTWARE.COM, INC.

By /s/ Thomas Gleason                        By /s/ Valdur Koha
   -------------------------------------        --------------------------------
   President and Chief Executive Officer        President

THOMAS GLEASON                               SOFTWARE.COM ACQUISITION, INC.

   /s/ Thomas Gleason                        By /s/ Valdur Koha
 ---------------------------------------        --------------------------------
                                                President

                        ***REORGANIZATION AGREEMENT***

                               INDEX OF EXHIBITS

Exhibit             Description
-------             -----------

Exhibit 6.3(e)      Form of Employment Agreement

Exhibit 7.3         Form of Escrow Agreement

                              INDEX OF SCHEDULES

Schedule            Description
--------            -----------

  2                 Disclosure Schedules
  2.6               Governmental and Third Party Consents
  2.7(a)            Company Financials
  2.9               Changes
  2.10              Tax Returns and Audits
  2.13(b)           Intellectual Property Licenses
  2.13(c)           Software
  2.13(e)           Pre-existing Code
  2.13(f)           Proprietary Information Agreements
  2.13(g)           Patents
  2.13(h)           Trademarks
  2.13(i)           Copyrights
  2.14(a)           Agreements, Contracts and Commitments
  2.14(b)           Breaches
  2.16              Permits
  2.18              Accounts Receivable
  2.22              Insurance